NEWS RELEASE For More Information: Heather J. Wietzel • SVP, Investor Relations 800-282-6242 • 205-776-3028 • InvestorRelations@ProAssurance.com

ProAssurance Reports Results for Second Quarter 2024
BIRMINGHAM, AL – August 8, 2024 – ProAssurance Corporation (NYSE: PRA), an industry-leading specialty insurer with extensive expertise in medical professional liability and a core small-cap value equity in the financials sector, today reported net income of $15.5 million, or $0.30 per diluted share, and operating income(1) of $11.5 million, or $0.23 per diluted share, for the three months ended June 30, 2024.
Second Quarter 2024(2)
•Insurance underwriting results, including 9% renewal pricing increases in Medical Professional Liability (MPL) business, illustrate management’s ongoing actions to achieve sustained profitability
•Net investment income increased 16% as we take advantage of the higher interest rate environment as our portfolio matures
•Earnings benefited from strong returns from our limited partnership investments (reported as equity in earnings of unconsolidated subsidiaries)
•Book value per share was $22.15 at June 30, 2024, while non-GAAP adjusted book value per share(1) was $26.18
(1) Represents a Non-GAAP financial measure. See a reconciliation to its GAAP counterpart under the heading “Non-GAAP Financial Measures” that follows.
(2) Comparisons are to the second quarter of 2023 unless otherwise noted.
Management Commentary & Results of Operations
“Operating earnings for the second quarter reflected strong net investment income and an improved - although not yet satisfactory - net loss ratio in our Specialty P&C segment,” said Ned Rand, President and Chief Executive Officer of ProAssurance. He added, “In this segment, which is largely made up of our Medical Professional Liability line of business and represents more than 75% of total earned premium, renewal pricing increases of 9% are part of the cumulative +65% premium change we have implemented since 2018.”
“We believe we are ahead of many in the space in achieving rate levels in medical professional liability that outpace severity trends. We continue to forgo renewal and new business opportunities that we believe do not meet our expectation of rate adequacy in the current loss environment, although retention for the Specialty P&C segment remained a solid 84%. We continue to focus on disciplined underwriting and managing claims in a loss environment that we have recognized as challenging for some time.”
Rand added, “Our long history in the insurance markets we serve makes us confident that these cyclical lines will respond to our focused efforts. However, current market conditions are a headwind that make it prudent to shrink in some markets to help us reach our target for long-term sustained profitability, before turning our focus to growth.”
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CONSOLIDATED INCOME STATEMENT HIGHLIGHTS
Selected consolidated financial data for each period is summarized in the table below.
	Three Months Ended June 30			Six Months Ended June 30
($ in thousands, except per share data)	2024	2023	Change	2024	2023	Change
Revenues
Gross premiums written(1)	$223,921	$237,928	(5.9%)	$535,262	$553,722	(3.3%)
Net premiums written	$202,911	$214,046	(5.2%)	$485,584	$498,955	(2.7%)
Net premiums earned	$239,867	$247,862	(3.2%)	$484,017	$487,649	(0.7%)
Net investment income	36,558	31,650	15.5%	70,455	61,960	13.7%
Equity in earnings (loss) of unconsolidated subsidiaries	8,652	6,632	30.5%	11,616	5,511	110.8%
Net investment gains (losses)(2)	3,163	2,946	7.4%	2,895	5,858	(50.6%)
Other income (loss)(1)	2,115	2,741	(22.8%)	6,070	3,528	72.1%
Total revenues(1)	290,355	291,831	(0.5%)	575,053	564,506	1.9%
Expenses
Net losses and loss adjustment expenses	186,000	191,058	(2.6%)	380,694	396,354	(4.0%)
Underwriting, policy acquisition and operating expenses(1)	80,017	76,976	4.0%	158,023	144,764	9.2%
SPC U.S. federal income tax expense (benefit)	249	994	(74.9%)	666	1,526	(56.4%)
SPC dividend expense (income)	512	3,747	(86.3%)	1,119	5,689	(80.3%)
Interest expense	5,648	5,502	2.7%	11,305	10,965	3.1%
Total expenses(1)	272,426	278,277	(2.1%)	551,807	559,298	(1.3%)
Income (loss) before income taxes	17,929	13,554	32.3%	23,246	5,208	346.4%
Income tax expense (benefit)	2,421	2,927	(17.3%)	3,112	755	312.2%
Net income (loss)	$15,508	$10,627	45.9%	$20,134	$4,453	352.1%
Non-GAAP operating income (loss)	$11,527	$7,713	49.4%	$15,704	$294	5,241.5%
Weighted average number of common shares outstanding
Basic	51,060	53,815		51,036	53,900
Diluted	51,225	53,918		51,187	54,017
Earnings (loss) per share
Net income (loss) per diluted share	$0.30	$0.20	$0.10	$0.39	$0.08	$0.31
Non-GAAP operating income (loss) per diluted share	$0.23	$0.14	$0.09	$0.31	$0.01	$0.30
(1) Consolidated totals include inter-segment eliminations. The eliminations affect individual line items only and have no effect on net income (loss). See Note 12 of the Notes to Condensed Consolidated Financial Statements in our June 30, 2024 report on Form 10-Q for amounts by line item.
(2) This line item typically includes both realized and unrealized investment gains and losses, investment impairments losses, and the change in the fair value of the contingent consideration in relation to the NORCAL acquisition. Detailed information regarding the components of net investment gains (losses) are included in Note 3 of the Notes to Condensed Consolidated Financial Statements in our June 30, 2024 report on Form 10-Q.
The abbreviation “nm” indicates that the information or the percentage change is not meaningful.
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BALANCE SHEET HIGHLIGHTS
($ in thousands, except per share data)	June 30, 2024	December 31, 2023
Total investments	$4,352,263	$4,349,781
Total assets	$5,614,964	$5,631,925
Total liabilities	$4,482,536	$4,519,945
Common shares (par value $0.01)	$637	$636
Retained earnings	$1,402,115	$1,381,981
Treasury shares	$(469,702)	$(469,702)
Shareholders’ equity	$1,132,428	$1,111,980
Book value per share	$22.15	$21.82
Non-GAAP adjusted book value per share(1)	$26.18	$25.83
(1) Adjusted book value per share is a Non-GAAP financial measure. See a reconciliation of book value per share to Non-GAAP adjusted book value per share under the heading “Non-GAAP Financial Measures” that follows.

CONSOLIDATED KEY RATIOS
	Three Months Ended June 30		Six Months Ended June 30
	2024	2023	2024	2023
Current accident year net loss ratio	80.3%	79.6%	80.1%	81.1%
Effect of prior accident years’ reserve development	(2.8%)	(2.5%)	(1.4%)	0.2%
Net loss ratio	77.5%	77.1%	78.7%	81.3%
Underwriting expense ratio	33.4%	31.1%	32.6%	29.7%
Combined ratio	110.9%	108.2%	111.3%	111.0%
Operating ratio	95.7%	95.4%	96.7%	98.3%
Return on equity(1)	5.5%	3.8%	3.6%	0.8%
Non-GAAP operating return on equity(1)(2)	4.1%	2.7%	2.8%	0.1%
(1) Annualized. Refer to our June 30, 2024 report on Form 10-Q under the heading “Non-GAAP Operating ROE” in the Executive Summary of Operations section for details on our calculation.
(2) See a reconciliation of ROE to Non-GAAP operating ROE under the heading “Non-GAAP Financial Measures” that follows.
We operate in four segments: Specialty P&C, Workers' Compensation Insurance, Segregated Portfolio Cell Reinsurance, and Corporate. Our investment operations, excluding those reported in the Segregated Portfolio Cell Reinsurance segment, are included in the Corporate segment. Additional information on ProAssurance's four segments is included in Note 12 of the Notes to Condensed Consolidated Financial Statements in our June 30, 2024 report on Form 10-Q and in the Segment Results sections below.
Contingent Consideration: As disclosed further in our June 30, 2024 report on Form 10-Q, the independent actuarial consulting firm completed its estimate of NORCAL’s reserves for accident years 2020 and prior, and based on that estimate no additional consideration is due. The review committee appointed by NORCAL prior to the close of the transaction concurred, therefore, the $6.5 million liability was fully reduced in the quarter. This gain was recognized as a component of net investment gains (losses) and was not included in segment or operating results.

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SPECIALTY P&C SEGMENT RESULTS

	Three Months Ended June 30			Six Months Ended June 30
($ in thousands)	2024	2023	% Change	2024	2023	% Change
Gross premiums written	$163,176	$175,171	(6.8%)	$401,894	$417,535	(3.7%)
Net premiums written	$149,020	$148,666	0.2%	$367,719	$366,056	0.5%
Net premiums earned	$184,546	$182,750	1.0%	$373,433	$366,434	1.9%
Other income	1,023	1,026	(0.3%)	2,377	2,016	17.9%
Total revenues	185,569	183,776	1.0%	375,810	368,450	2.0%
Net losses and loss adjustment expenses	(145,234)	(147,480)	(1.5%)	(298,227)	(313,510)	(4.9%)
Underwriting, policy acquisition and operating expenses	(50,871)	(48,873)	4.1%	(101,922)	(91,554)	11.3%
Total expenses	(196,105)	(196,353)	(0.1%)	(400,149)	(405,064)	(1.2%)
Segment results	$(10,536)	$(12,577)	16.2%	$(24,339)	$(36,614)	33.5%

SPECIALTY P&C SEGMENT KEY RATIOS
	Three Months Ended June 30		Six Months Ended June 30
	2024	2023	2024	2023
Current accident year net loss ratio	82.0%	83.4%	81.9%	84.9%
Effect of prior accident years’ reserve development	(3.3%)	(2.7%)	(2.0%)	0.7%
Net loss ratio	78.7%	80.7%	79.9%	85.6%
Underwriting expense ratio	27.6%	26.7%	27.3%	25.0%
Combined ratio	106.3%	107.4%	107.2%	110.6%
ProAssurance is a leader in the competitive Medical Professional Liability market, which made up almost 90% of Specialty P&C segment gross written premiums for the year ended December 31, 2023.
For the quarter, the segment’s combined ratio improved 1.1 percentage points compared to last year’s second quarter, primarily due to a lower net loss ratio that reflected our continued focus on price adequacy and cautious underwriting as well as our ability to target segments within healthcare where there are opportunities to write business profitability.
•Premiums: Renewal pricing was up 9% for the segment compared with 7% in the first quarter of 2024. Retention was a solid 84% while new business declined to $5.0 million as we focus on pricing levels that help us make progress toward our profitability targets.
•Net loss ratio: Current accident year net loss ratio improved 1.4 percentage points over last year, primarily due to our underwriting actions and pricing we have achieved over the course of the past year. Net favorable prior accident year reserve development was $6.2 million, favorably impacting the net loss ratio by 3.3 percentage points, largely related to favorable development in the Medical Professional Liability and Medical Technology Liability lines of business for accident years 2017 and prior.
•Underwriting expense ratio: Year-over-year increase of just under 1 percentage point, largely due to higher amortization of deferred policy acquisition costs as last year’s expense ratio benefited from higher ceding commission income associated with a large tail policy, which is an offset to expense.

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WORKERS’ COMPENSATION INSURANCE SEGMENT RESULTS

	Three Months Ended June 30			Six Months Ended June 30
($ in thousands)	2024	2023	% Change	2024	2023	% Change
Gross premiums written	$60,745	$62,757	(3.2%)	$133,360	$136,187	(2.1%)
Net premiums written	$39,993	$42,323	(5.5%)	$90,346	$89,894	0.5%
Net premiums earned	$41,770	$41,018	1.8%	$82,864	$81,821	1.3%
Other income	469	651	(28.0%)	946	1,232	(23.2%)
Total revenues	42,239	41,669	1.4%	83,810	83,053	0.9%
Net losses and loss adjustment expenses	(32,149)	(29,762)	8.0%	(63,786)	(60,606)	5.2%
Underwriting, policy acquisition and operating expenses	(15,139)	(14,400)	5.1%	(29,628)	(27,379)	8.2%
Total expenses	(47,288)	(44,162)	7.1%	(93,414)	(87,985)	6.2%
Segment results	$(5,049)	$(2,493)	(102.5%)	$(9,604)	$(4,932)	(94.7%)

WORKERS’ COMPENSATION INSURANCE SEGMENT KEY RATIOS
	Three Months Ended June 30		Six Months Ended June 30
	2024	2023	2024	2023
Current accident year net loss ratio	77.0%	72.6%	77.0%	72.6%
Effect of prior accident years’ reserve development	—%	—%	—%	1.5%
Net loss ratio	77.0%	72.6%	77.0%	74.1%
Underwriting expense ratio	36.2%	35.1%	35.8%	33.5%
Combined ratio	113.2%	107.7%	112.8%	107.6%
ProAssurance is a specialty regional underwriter of workers’ compensation products and services. Due to underwriting actions taken over the past 12 months and a slight improvement in loss trends, the second quarter 2024 combined ratio for the Workers’ Compensation Insurance segment was improved from the full-year 2023 segment combined ratio by 8 percentage points. However, the ratio was above last year’s second quarter as we began to observe the higher loss trends related to rising medical costs per claim in the second half of 2023.
•Premiums: Our underwriting appetite remains constrained due to market conditions with new business of $4.5 million, down from $7.1 million in last year's second quarter.
•Net loss ratio: Current accident year net loss ratio was 77.0% compared with 81.3% for full-year 2023, as our caution in the current claims environment and focus on operational discipline is being reflected in results. While we continue to reflect higher loss trends, the average cost per claim has improved slightly from the elevated levels initially seen in the second half of 2023 and reported claim frequency continues to trend below historical levels. There was no change in prior accident year reserves for this segment in the second quarter.
•Underwriting expense ratio: Year-over-year increase of 1.1 percentage point was largely due to higher compensation-related costs.

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SEGREGATED PORTFOLIO CELL REINSURANCE SEGMENT RESULTS
	Three Months Ended June 30			Six Months Ended June 30
($ in thousands)	2024	2023	% Change	2024	2023	% Change
Gross premiums written	$15,883	$25,113	(36.8%)	$31,817	$47,994	(33.7%)
Net premiums written	$13,898	$23,057	(39.7%)	$27,519	$43,005	(36.0%)
Net premiums earned	$13,551	$24,094	(43.8%)	$27,720	$39,394	(29.6%)
Net investment income	985	603	63.3%	1,678	1,024	63.9%
Net investment gains (losses)	258	1,194	(78.4%)	1,728	2,355	(26.6%)
Other income (expense)	1	1	—%	—	1	nm
Net losses and loss adjustment expenses	(8,617)	(13,816)	(37.6%)	(18,681)	(22,238)	(16.0%)
Underwriting, policy acquisition and operating expenses	(5,250)	(6,538)	(19.7%)	(9,961)	(11,575)	(13.9%)
SPC U.S. federal income tax (expense) benefit(1)	(249)	(994)	(74.9%)	(666)	(1,526)	(56.4%)
SPC net results	679	4,544	(85.1%)	1,818	7,435	(75.5%)
SPC dividend (expense) income (2)	(512)	(3,747)	(86.3%)	(1,119)	(5,689)	(80.3%)
Segment results (3)	$167	$797	(79.0%)	$699	$1,746	(60.0%)
(1) Represents the provision for U.S. federal income taxes for SPCs at Inova Re, which have elected to be taxed as a U.S. corporation under Section 953(d) of the Internal Revenue Code. U.S. federal income taxes are included in the total SPC net results and are paid by the individual SPCs.

(2) Represents the net (profit) loss attributable to external cell participants.
(3) Represents our share of the net profit (loss) and OCI of the SPCs in which we participate.

SEGREGATED PORTFOLIO CELL REINSURANCE SEGMENT KEY RATIOS
	Three Months Ended June 30		Six Months Ended June 30
	2024	2023	2024	2023
Current accident year net loss ratio	66.1%	62.9%	65.6%	63.7%
Effect of prior accident years’ reserve development	(2.5%)	(5.6%)	1.8%	(7.2%)
Net loss ratio	63.6%	57.3%	67.4%	56.5%
Underwriting expense ratio	38.7%	27.1%	35.9%	29.4%
Combined ratio	102.3%	84.4%	103.3%	85.9%
Segregated Portfolio Cell Reinsurance segment results include underwriting profit or loss plus investment results, net of U.S. federal income taxes of SPCs. For the second quarter, the segment reported a profit of $167,000 compared to $797,000 in last year’s second quarter. The change largely was due to elevated reported loss activity, lower favorable prior accident year development, and an increase in the allowance for credit losses on a lower earned premium base.

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CORPORATE SEGMENT

	Three Months Ended June 30			Six Months Ended June 30
($ in thousands)	2024	2023	% Change	2024	2023	% Change
Net investment income	$35,573	$31,047	14.6%	$68,777	$60,936	12.9%
Equity in earnings (loss) of unconsolidated subsidiaries:
All other investments, primarily investment fund LPs/LLCs	8,261	8,143	1.4%	11,328	7,376	53.6%
Tax credit partnerships	391	(1,511)	125.9%	288	(1,865)	115.4%
Total equity in earnings (loss) of unconsolidated subsidiaries:	8,652	6,632	30.5%	11,616	5,511	110.8%
Net investment gains (losses)	(3,835)	(248)	(1446.4%)	(5,573)	503	(1208.0%)
Other income (expense)	1,968	2,173	(9.4%)	5,028	2,500	101.1%
Operating expenses	(9,783)	(8,275)	18.2%	(18,473)	(16,477)	12.1%
Interest expense	(5,648)	(5,502)	2.7%	(11,305)	(10,965)	3.1%
Income tax (expense) benefit	(2,488)	(2,927)	(15.0%)	(3,179)	(755)	321.1%
Segment results	$24,439	$22,900	6.7%	$46,891	$41,253	13.7%
Consolidated effective tax rate	13.5%	21.6%		13.4%	14.5%
The Corporate segment, which includes investment results for our Specialty P&C and Workers’ Compensation Insurance segments, reported a 6.7% increase in earnings for the quarter.
•Net investment income: The current interest rate environment continues to benefit our net investment income, which increased again in the quarter, driven by higher average book yields on our fixed maturity investments. During the quarter, we reinvested at an average new money rate of approximately 6%, exceeding the rate on maturing assets and our average book yield of 3.5%.
•Equity in earnings of unconsolidated subsidiaries: Our investments in limited partnerships, typically reported to us on a one-quarter lag, continued to produce strong returns in the quarter. Our tax credit partnership investments are nearing the end of their lifecycle, and amortization of partnership operating losses and associated tax benefits are expected to be nominal. However, in the second quarter we benefited from a decrease in our estimate of our allocable share of partnership operating losses versus increasing this estimate last year.
•Corporate expenses: The $1.5 million year-over-year increase in expenses in the quarter reflected higher compensation-related costs.
•Net investment losses: While not included in our operating results, net investment losses in the quarter largely related to unrealized losses from our equity investments.
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NON-GAAP FINANCIAL MEASURES
Non-GAAP Operating Income (Loss)
Non-GAAP operating income (loss) is a financial measure that is widely used to evaluate performance within the insurance sector. In calculating Non-GAAP operating income (loss), we have excluded the effects of the items listed in the following table that do not reflect normal results. We believe Non-GAAP operating income (loss) presents a useful view of the performance of our insurance operations; however, it should be considered in conjunction with net income (loss) computed in accordance with GAAP. The following table reconciles net income (loss) to Non-GAAP operating income (loss):

RECONCILIATION OF NET INCOME (LOSS) TO NON-GAAP OPERATING INCOME (LOSS)
	Three Months Ended June 30		Six Months Ended June 30
($ in thousands, except per share data)	2024	2023	2024	2023
Net income (loss)	$15,508	$10,627	$20,134	$4,453
Items excluded in the calculation of Non-GAAP operating income (loss):
Net investment (gains) losses (1)	(3,163)	(2,946)	(2,895)	(5,858)
Net investment gains (losses) attributable to SPCs which no profit/loss is retained (2)	175	939	1,327	1,852
Transaction-related costs (3)	320	—	320	—
Foreign currency exchange rate (gains) losses (4)	(511)	387	(2,440)	1,214
Non-operating income (5)	—	(1,462)	—	(1,462)
Guaranty fund assessments (recoupments)	(59)	1	28	(74)
Pre-tax effect of exclusions	(3,238)	(3,081)	(3,660)	(4,328)
Tax effect, at 21% (6)	(743)	167	(770)	169
After-tax effect of exclusions	(3,981)	(2,914)	(4,430)	(4,159)
Non-GAAP operating income (loss)	$11,527	$7,713	$15,704	$294
Per diluted common share:
Net income (loss)	$0.30	$0.20	$0.39	$0.08
Effect of exclusions	(0.07)	(0.06)	(0.08)	(0.07)
Non-GAAP operating income (loss) per diluted common share	$0.23	$0.14	$0.31	$0.01
(1) Net investment gains (losses) for the three and six months ended June 30, 2024 include the $6.5 million decrease to the contingent consideration liability. In addition, net investment gains (losses) during the three and six months ended June 30, 2023, includes a gain of $2.0 million and $3.0 million, respectively, related to the remeasurement of the contingent consideration liability to fair value. We have excluded these adjustments as they do not reflect normal operating results. See further discussion around the contingent consideration in Notes 2 and 6 of the Notes to Condensed Consolidated Financial Statements of our June 30, 2024 report on From 10-Q.
(2) Net investment gains (losses) on investments related to SPCs are recognized in our Segregated Portfolio Cell Reinsurance segment. SPC results, including any net investment gain or loss, that are attributable to external cell participants are reflected in the SPC dividend expense (income). To be consistent with our exclusion of net investment gains (losses) recognized in earnings, we are excluding the portion of net investment gains (losses) that is included in the SPC dividend expense (income) which is attributable to the external cell participants.
(3) Transaction-related costs are attributable to actuarial consulting fees paid during the second quarter of 2024 in relation to the final determination of contingent consideration associated with the NORCAL acquisition. See additional discussion under the heading "Contingent Consideration" in the Financing Activities and Related Cash Flows section in our June 30, 2024 report on From 10-Q. We are excluding these costs as they do not reflect normal operating results and are unique and non-recurring in nature.
(4) Foreign currency exchange rate gains (losses) relate to the impact of foreign exchange rate movements on foreign currency denominated loss reserves predominately associated with premium assumed from an international medical professional liability insured in our Specialty P&C segment. Our participation in this program has grown in recent years which has led to greater volatility in our results of operations even with nominal movements in exchange rates given the size of the reserve. We mitigate foreign exchange rate exposure on our Consolidated Balance Sheet by generally matching the currency and duration of associated investments to the corresponding loss reserves. In accordance with GAAP, the impact on the market value of available-for-sale fixed maturities due to changes in foreign currency exchange rates is reflected as a part of OCI. Conversely, the impact of changes in foreign currency exchange rates on loss reserves is reflected through net income (loss) as a component of other income. Therefore, we believe foreign currency exchange rate gains (losses) in our Consolidated Statements of Income and Comprehensive Income in isolation are not indicative of our operating performance.
(5) Proceeds associated with the sale of a portion of our ownership interest in the underwriting and operations entity associated with Syndicate 1729 to an unrelated third party recognized in other income in our Corporate segment. We are excluding these costs as they do not reflect normal operating results and are unique and non-recurring in nature.
(6) The 21% rate is the annual expected statutory tax rate associated with the taxable or tax deductible items listed above. We utilized the estimated annual effective tax rate method for the three and six months ended June 30, 2024 and 2023. See further discussion on this method in the Critical Accounting Estimates section under the heading "Estimation of Taxes" and in Note 4 of the Notes to Condensed Consolidated Financial Statements in our June 30, 2024 report on Form 10-Q. For the 2024 and 2023 periods, our effective tax rate was applied to these items in calculating net income (loss), excluding net investment gains (losses) and related adjustments which were treated as discrete items and were tax effected at the annual
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expected statutory tax rate (21%) in the period they were included in our consolidated tax provision and net income (loss). Changes related to the fair value of the contingent consideration were non-taxable and therefore had no associated income tax impact. The taxes associated with the net investment gains (losses) related to SPCs in our Segregated Portfolio Cell Reinsurance segment are paid by the individual SPCs and are not included in our consolidated tax provision or net income (loss); therefore, both the net investment gains (losses) from our Segregated Portfolio Cell Reinsurance segment and the adjustment to exclude the portion of net investment gains (losses) included in the SPC dividend expense (income) in the table above are not tax effected.

Non-GAAP Operating ROE
The following table is a reconciliation of ROE to Non-GAAP operating ROE for the three and six months ended June 30, 2024 and 2023:

	Three Months Ended June 30		Six Months Ended June 30
	2024	2023	2024	2023
ROE(1)	5.5%	3.8%	3.6%	0.8%
Pre-tax effect of items excluded in the calculation of Non-GAAP operating ROE	(1.1%)	(1.2%)	(0.7%)	(0.7%)
Tax effect, at 21%(2)	(0.3%)	0.1%	(0.1%)	—%
Non-GAAP operating ROE	4.1%	2.7%	2.8%	0.1%
(1) Annualized. Refer to our June 30, 2024 report on Form 10-Q under the heading “Non-GAAP Operating ROE” in the Executive Summary of Operations section for details on our calculation.
(2) The 21% rate is the statutory tax rate associated with the taxable or tax deductible items. See further discussion in footnote 6 in this section under the heading "Non-GAAP Operating Income.”
Non-GAAP Adjusted Book Value per Share
The following table is a reconciliation of our book value per share to Non-GAAP adjusted book value per share at June 30, 2024 and December 31, 2023:

Book Value Per Share
Book Value Per Share at December 31, 2023	$21.82
Less: AOCI Per Share(1)	(4.01)
Non-GAAP Adjusted Book Value Per Share at December 31, 2023	25.83
Increase (decrease) to Non-GAAP Adjusted Book Value Per Share during the six months ended June 30, 2024 attributable to:
Net income (loss)	0.39
Other(2)	(0.04)
Non-GAAP Adjusted Book Value Per Share at June 30, 2024	26.18
Add: AOCI Per Share(1)	(4.03)
Book Value Per Share at June 30, 2024	$22.15
(1) Primarily the impact of accumulated unrealized investment gains (losses) on our available-for-sale fixed maturity investments. See Note 9 of the Notes to Condensed Consolidated Financial Statements in our June 30, 2024 report on Form 10-Q for additional information.

(2) Includes the impact of share-based compensation.
Conference Call Information
ProAssurance management will discuss second quarter 2024 results during a conference call at 10:30 a.m. ET on Friday, August 9, 2024. Preregistration for the call is available at https://www.netroadshow.com/events/login?show=2353dfd9&confId=68501. The dial-in numbers are (833) 470-1428 (toll free) or (404) 975-4839, access code 120351.
Investors are encouraged to listen to the live audio webcast of the call that can also be accessed at https://events.q4inc.com/attendee/584574041. A replay of the call will be available at the same link later in the day on August 9.
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NEWS RELEASE CONTINUES
About ProAssurance
ProAssurance Corporation is an industry-leading specialty insurer with extensive expertise in medical professional liability, products liability for medical technology and life sciences, legal professional liability, and workers’ compensation. ProAssurance Group is rated “A” (Excellent) by AM Best.
For the latest on ProAssurance and its industry-leading suite of products and services, cutting-edge risk management and practice enhancement programs, follow @ProAssurance on X (formerly Twitter) or LinkedIn. ProAssurance’s YouTube channel regularly presents thought-provoking, insightful videos that communicate effective practice management, patient safety and risk management strategies.
Caution Regarding Forward-Looking Statements
Any statements in this news release that are not historical facts or explicitly stated as an opinion are specifically identified as forward-looking statements. These statements are based upon our estimates and anticipation of future events and are subject to significant risks, assumptions and uncertainties that could cause actual results to differ materially from the expected results described in the forward-looking statements. Forward-looking statements are identified by words such as, but not limited to, “anticipate,” “believe,” “estimate,” “expect,” “hope,” “hopeful,” “intend,” “likely,” “may,” “optimistic,” “possible,” “potential,” “preliminary,” “project,” “should,” “will,” and other analogous expressions.
Although it is not possible to identify all of these risks and factors, they include, among others, the following: inadequate loss reserves to cover the Company's actual losses; inherent uncertainty of models resulting in actual losses that are materially different than the Company's estimates; adverse economic factors; a decline in the Company's financial strength rating; loss of one or more key executives; loss of a group of agents or brokers that generate significant portions of the Company's business; failure of any of the loss limitations or exclusions the Company employs, or change in other claims or coverage issues; adverse performance of the Company's investment portfolio; adverse market conditions that affect its excess and surplus lines insurance operations; and other risks described in the Company's filings with the Securities and Exchange Commission. These forward-looking statements speak only as of the date of this release and the Company does not undertake and specifically declines any obligation to update or revise any forward-looking information to reflect changes in assumptions, the occurrence of unanticipated events, or otherwise.

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